Filed Pursuant to Rule 424(b)(3) and (c)
Registration No. 333-87934

Prospectus Supplement No. 2 to Prospectus dated May 20, 2002

MARTEK BIOSCIENCES CORPORATION

1,776,306 Shares of Common Stock

         This prospectus supplement will be used by the holders of Martek common stock, par value $.10 per share, listed below to resell their shares of our common stock. You should read this prospectus supplement together with the prospectus dated May 20, 2002, which is to be delivered with this prospectus supplement.

         The table below supplements the information set forth under the caption Selling Stockholders in the Prospectus and, to the extent inconsistent with, amends the table appearing under the caption Selling Stockholders in the Prospectus. The Selling Stockholders named below acquired in a transfer for which no additional consideration was received in the aggregate 102,128 shares of Martek common from Wachovia, N.A., a Selling Stockholder named in the Prospectus, in its capacity as escrow agent.

         The following table sets forth the following information with respect to each Selling Stockholder named herein as of May 20, 2002: (i) name of the Selling Stockholder; (ii) the number of shares of Martek common stock each Selling Stockholder named herein beneficially owned before this offering; (iii) the number of shares of common stock the Selling Stockholder named herein is offering; and (iv) the number of total outstanding shares of Martek common stock that the Selling Stockholder named herein will beneficially own after the Selling Stockholder sells all of the shares in this offering. Except as set forth in the table below, none of the Selling Stockholders named herein has had a material relationship with us within the last three years other than as a result of the ownership of the shares or other securities of Martek. Based on the number of shares of common stock outstanding as of April 30, 2002, no Selling Stockholder listed herein will beneficially hold more than 1% of Martek’s common stock after the Offering.

	Number of Shares			Number of Shares
	Beneficially			Beneficially Owned
Name of Selling	Owned Before		Number of	After
Stockholder	the Offering		Shares Offered(1)	the Offering

Kent Meager	64,120	(2)	62,008	2,112

Mark A. Braman(41)	88,084	(3)	49,906	38,178

Robert M. Di Scipio(4)	36,485	(5)	26,923	9,562

Richard Green, Jr.	28,144	(6)	21,808	6,336

Michael Klacik(42)	22,436	(7)	16,945	5,491

James Flatt(8)	19,956	(9)	15,732	4,224

William R. Barclay	68,979	(10)	63,483	5,496

Howard S. Tuthill III as Trustee of the 1997 William F. Glavin Family Trust dated 12/24/97, and all successor Trustees	8,055		8,055	0

Ursula Abel	275	(11)	64	211

Patricia Abril	3,448	(12)	64	3,384

Ruben Abril	5,919	(13)	2,324	3,595

Affaires Financieres S.S., Zurich Switzerland	875		875	0

John C. Arbeznik	4,288	(14)	64	4,224

Amy Ashford	3,448	(15)	64	3,384

Thomas V. Ayoub and Christine D. Dombrowski	1725		725	1,000

E. Marie Backgren	64		64	0

Banca Del Gottardo	4,047		4,047	0

Bank Julius Baer & Co. Ltd.	10,426		10,426	0

	Number of Shares			Number of Shares
	Beneficially			Beneficially Owned
Name of Selling	Owned Before		Number of	After
Stockholder	the Offering		Shares Offered(1)	the Offering

Banque SCS Alliance SA	2,188		2,188	0

BIM Azionario Globale	937		937	0

BIM Bilanciato	937		937	0

Pierangelo Bottinelli	427		427	0

Michele Boutard	64		64	0

Alexander Braman(43)	32		32	0

Benjamin Braman(43)	32		32	0

David Braman(43)	486	(16)	64	422

Lauren Braman(43)	32		32	0

Matthew Braman(43)	32		32	0

Nicole Braman(43)	32		32	0

Keith Brenner and Betsy Hitchcock	3,416	(17)	32	3,384

BSI SA	3,125		3,125	0

CBG Compagnie Bancaire Geneve	8,502		8,502	0

Don D. Cha	64		64	0

Carlo W. Colesanti	125		125	0

Colorado Business Bankshares, Inc.	122		122	0

Michael M. Connors and Julia B. Connors	6,564		6,564	0

	Number of Shares			Number of Shares
	Beneficially			Beneficially Owned
Name of Selling	Owned Before		Number of	After
Stockholder	the Offering		Shares Offered(1)	the Offering

Craig B. Costigan and Laura S. Costigan	725		725	0

Henry Andrus Cote, Elizabeth Ann Meager Custodian UTMA for Henry Andrus Cote	473		473	0

Rebecca Ann Cote, Elizabeth Ann Meager Custodian UTMA for Rebecca Ann Cote	473		473	0

Fortis Global Custody Management & Trustee Services (Ireland) Ltd. as custodian to Esperia Performance	437		437	0

Robert R. Cutler	1,964	(18)	64	1,900

Suzette Davenport	64		64	0

Stephanie D. Clark	64		64	0

Dean Witter Reynolds, Inc. Cust. For Wayne Sander IRA Rollover	625		625	0

Meg Bond	1,251		1,251	0

Mark S. DeWaele	363		363	0

Robert H. Driver(19)	8,089	(20)	64	8,025

William J. and Maybeth Fessler	326		326	0

Fidurhone S.A.(21)	1,625		1,625	0

Tony D. Fiest	2,503		2,503	0

	Number of Shares			Number of Shares
	Beneficially			Beneficially Owned
Name of Selling	Owned Before		Number of	After
Stockholder	the Offering		Shares Offered(1)	the Offering

Fin-Sirio SRL	437		437	0

Garfin S.P.A.	4,376		4,376	0

Gerlach & Co.	327		327	0

Gilde Europe Food & Agribusiness Fund B.V.	33,969		33,969	0

William B. Glavin, Jr. & Linda B. Glavin	1,244	(22)	703	541

Louis T. Hagopian	625		625	0

Patricia Hughes	64		64	0

Wintrhop D. Johnson and Cinda H. Johnson	1,922	(23)	1,922	0

Willi Kahllhammer	32		32	0

Tanis D. Kleckler	64		64	0

Knollwood Investments, LLC	4,182		4,182	0

Eugene A. Kohn	181		181	0

Jack Kohn	64		64	0

Steven A. Kohn	181		181	0

Merrily T. Krauser	375		375	0

Christina M. Kruzel Wasik	898		898	0

LB Swiss Privatbank AG Zurich	21		21	0

Lord Howard of Penrith	437		437	0

	Number of Shares			Number of Shares
	Beneficially			Beneficially Owned
Name of Selling	Owned Before		Number of	After
Stockholder	the Offering		Shares Offered(1)	the Offering

Susan G. Lovejoy	1,270		1,270	0

Gerald M. Luff and Kathryn M. Luff	825		725	100

Norma Foster Maddy 1997 Revocable Trust	18,655		18,655	0

Maerki Baumann & Co. AG	21		21	0

Mark L. McCann	326		326	0

Deanna McCarthy	64		64	0

Brian S. McClatchy and Joanne G. McClatchy	181		181	0

Amanda Katherine McKee	64		64	0

Kevin M. McMahon	363		363	0

Benjamin M. Meager	475		475	0

John Meager	1,251		1,251	0

Kate E. Meager	475		475	0

Tucker S. Meager	475		475	0

Richard K. Merchant	64		64	0

Mickelson Partners, LLC	1,792	(24)	1,251	541

Morris D. Milam, Jr.	64		64	0

Amy L. Miletich and Joseph E. Kovarik	171		171	0

Barbara A. Miller	725		725	0

	Number of Shares		Number of Shares
	Beneficially		Beneficially Owned
Name of Selling	Owned Before	Number of	After
Stockholder	the Offering	Shares Offered(1)	the Offering

Kiyoshi Murata	1,088	1,088	0

Jeanne Murphy	181	181	0

N.K., Inc.	1,091	1,091	0

The North American Nutrition and Agribusiness Fund, L.P.	41,355	41,355	0

Omer W. Long Ltd. Pension and Profit Sharing Trust	312	312	0

Frank H. Overton, Jr.	64	64	0

Harold A. Parichan and Edna S. Parichan, Trustees of a Living Trust of 1989, UDT November 14, 1989, as amended	2,503	2,503	0

City National Bank, Trustee of the Paul, Hastings, Janofsky & Walker Retirement Plan F/B/O George Graff	436	436	0

City National Bank, Trustee of the Paul, Hastings, Janofsky & Walker Retirement Plan F/B/O Samuel Rosen	437	437	0

Ronald Dwight Pedersen	1,091	1,091	0

PMW Asset Management S.A.	2,188	2,188	0

Rainer Moser	625	625	0

RBB-Bank AG Vienna	4,376	4,376	0

	Number of Shares			Number of Shares
	Beneficially			Beneficially Owned
Name of Selling	Owned Before		Number of	After
Stockholder	the Offering		Shares Offered(1)	the Offering

Michael Rice	64		64	0

Sheridan Ross FBO Stavish 401k Plan	131		131	0

Wayne J. Sander	3,982	(25)	814	3,168

Wayne J. Sander and Fabienne Bouton-Sander	3,982	(26)	814	3,168

Joseph T. Sharkey	218		218	0

Mo Siegel	28,278	(27)	27,737	541

John S. Silvey and Barbara Silvey	12,041		12,041	0

Kelley C. Silvey and Katherine A. Silvey	12,041		12,041	0

Societe Financiere Privee SA	875		875	0

Walter Stalder	21		21	0

Strategic Research, Development & Assessment, L.L.C.	1,091		1,091	0

Robert E. and Christine H. Stubbs	326		326	0

The Valerie Ann Luff Foundation, Gerald M. Luff Trustee	725		725	0

Ellin Todd	6,164	(28)	2,569	3,595

Mike Tompkins	6,019	(29)	4,752	1,267

Mary Van Elswyk	1,331	(30)	64	1,267

	Number of Shares			Number of Shares
	Beneficially			Beneficially Owned
Name of Selling	Owned Before		Number of	After
Stockholder	the Offering		Shares Offered(1)	the Offering

Ursula Vollenweider	742		742	0

Colby Waisath	64		64	0

Joseph T. Waters	725		725	0

Betsy Silvester	64		64	0

Matthias Zeitler	32		32	0

Brynne Zuccaro	30,589		30,589	0

Marc Zuccaro	30,588		30,588	0

Robert M. Bearman	779		779	0

CNF Investments, LLC (31)	57,621	(32)	57,298	323

John E. Coonan	15,382	(33)	12,003	3,379

Charles Schwab & Co. (Custodian) IRA, FBO John E Coonan	15,382	(34)	12,003	3,379

Mary Beth Coonan, Trustee for John E. Coonan Irrevocable Life Insurance Trust dated August 18, 1986	18,499	(35)	15,120	3,379

James H. Crooker TTEE FBO Crooker Family Trust	7,485		7,485	0

Michael Delfino	6,235		6,235	0

D. Jon Derksen	1,559		1,559	0

Christine G. Di Scipio(36)	36,485	(37)	26,923	9,562

R. Michael Di Scipio	1,270		1,270	0

	Number of Shares			Number of Shares
	Beneficially			Beneficially Owned
Name of Selling	Owned Before		Number of	After
Stockholder	the Offering		Shares Offered(1)	the Offering

Donald F. Farley	3,063		3,063	0

Howard S. Tuthill III and Lynda B. Glavin as Trustees of the 2001 William F Glavin, Jr. Family Trust dated 12/22/2001, and all successor Trustees	3,117		3,117	0

George L. Graff	779		779	0

Mark W. Gregg	1,091		1,091	0

Carolyne Harvey	311		311	0

George C. Holzinger, Jr.	507		507	0

Olav B. Kollevoll, Jr.	311		311	0

Phillip Howard	1,559		1,559	0

Robert C. Jamo	6,960		6,960	0

Cinda H. Johnson	1,922	(38)	1,922	0

Robert & Wanda Kelley Family Trust	7,547		7,547	0

KO-OP XXI Omega LLC	4,515		4,515	0

Alberto Marolda	3,117		3,117	0

Sue Palumbo	311		311	0

Alan L. Talesnick	4,677		4,677	0

Dwight Ronald Testa	155		155	0

Milam Uremovich	1,559		1,559	0

	Number of Shares			Number of Shares
	Beneficially			Beneficially Owned
Name of Selling	Owned Before		Number of	After
Stockholder	the Offering		Shares Offered(1)	the Offering

Abhay Varma	670		670	0

C. Thomas Trotter, Jr., Irrevocable Trust, Mary R Trotter, Trustee	3,117		3,117	0

Charles Schwab & Co., Inc. FBO R. Michael Di Scipio, IRA	3,117		3,117	0

Norman A. Meager, Trustee of the Meager Family Trust Dated 9-30-85, as amended	48,387		48,387	0

Timothy S. Meager	7,487		7,487	0

Bruce H. Murphy	960		960	0

Patrick O’Brien	1,586		1,586	0

Edwin J. O’Mara	3,945		3,945	0

Paul Seymour	2,210		2,210	0

Arthur R. Stapp	560		560	0

Marc Tabah	3,480		3,480	0

Craig A. Weaver	5,431	(39)	1,623	3,808

James L. Zech	3,842		3,842	0

Charles Schwab & Co. Cust. FBO Michael Tompkins	6,019	(40)	4,752	1,267

1.	The share number listed under the column titled “Number of Shares Offered” reflects the aggregate of (i) the Selling Stockholder’s pro rata amount of the 102,128 shares distributed by Wachovia, N.A., as escrow agent for the shares; (ii) the amount of shares listed in the column titled “Number of Shares Offered” in the Prospectus and the Prospectus Supplement No. 1 dated June 12, 2002 owned by such Selling Stockholder; and (iii) shares beneficially owned by such

Selling Stockholder which are offered pursuant to this Prospectus as indicated in the respective footnotes hereto.

2.	Includes currently exercisable options to purchase 2,112 shares.

3.	Includes currently exercisable options to purchase 38,178 shares.

4.	Robert M. Di Scipio is Vice President, Associate General Counsel and Assistant Secretary of Martek.

5.	Includes 2,338 shares owned by Christine G. Di Scipio, his wife. Includes currently exercisable options to purchase 9,562 shares.

6.	Includes currently exercisable options to purchase 6,336 shares.

7.	Includes currently exercisable options to purchase 5,491 shares.

8.	James Flatt is Senior Vice President — Research and Development of Martek.

9.	Includes currently exercisable options to purchase 4,224 shares.

10.	Includes currently exercisable options to purchase 5,496 shares.

11.	Includes currently exercisable options to purchase 211 shares.

12.	Includes currently exercisable options to purchase 3,384 shares.

13.	Includes currently exercisable options to purchase 3,595 shares.

14.	Includes currently exercisable options to purchase 4,224 shares.

15.	Includes currently exercisable options to purchase 3,384 shares.

16.	Includes currently exercisable options to purchase 422 shares.

17.	Includes currently exercisable options to purchase 3,384 shares.

18.	Includes currently exercisable options to purchase 1,900 shares.

19.	Robert H. Driver is Vice President — Production of Martek.

20.	Includes currently exercisable options to purchase 8,025 shares.

21.	Fidurhone S.A., Geneva holds the shares for the benefit of Peter C. Frey.

22.	Includes currently exercisable options to purchase 541 shares.

23.	Includes 1,559 shares in the name of Cinda H. Johnson.

24.	Includes currently exercisable options to purchase 541 shares.

25.	Includes 750 shares held in the name of Wayne J. Sander and Fabienne Bouton-Sander. Includes currently exercisable options to purchase 3,168 shares held in the name of Wayne J. Sander.

26.	Includes 64 shares held in the name of Wayne J. Sander. Includes currently exercisable options to purchase 3,168 shares held in the name of Wayne J. Sander.

27.	Includes currently exercisable options to purchase 541 shares.

28.	Includes currently exercisable options to purchase 3,595 shares.

29.	Includes currently exercisable options to purchase 1,267 shares held in the name of Michael Tompkins. Includes 4,688 shares held in the name of Charles Schwab & Co. Cust. FBO Michael Tompkins, IRA Acct. 8052-6875.

30.	Includes currently exercisable options to purchase 1,267 shares.

31.	Robert J. Flanagan, a director of Martek, is a member of CNF Investments, L.L.C.

32.	Includes currently exercisable options to purchase 323 shares held in the name Robert J. Flanagan.

33.	Includes currently exercisable options to purchase 3,379 shares. Includes 8,886 shares of Martek common stock held in the name of Charles Schwab & Co. FBO John E. Coonan, M.D.

34.	Includes currently exercisable options to purchase 3,379 shares held in the name of John Coonan. Includes 3,117 shares of Martek common stock held in the name of John Coonan.

35.	Includes currently exercisable options to purchase 3,379 shares held in the name of John Coonan. Includes 3,117 shares of Martek common stock held in the name of John Coonan.

Includes 8,886 shares of Martek common stock held in the name of Charles Schwab & Co. FBO John E. Coonan, M.D.

36.	Christine G. Di Scipio is the wife of Robert Di Scipio, Vice President, Associate General Counsel and Assistant Secretary of Martek.

37.	Includes 24,585 shares held in the name of Robert Di Scipio. Includes currently exercisable options to purchase 9,562 shares held in the name of Robert Di Scipio.

38.	Includes 363 shares to purchase Martek common stock held in the name of Winthrop D. Johnson and Cinda H. Johnson.

39.	Includes currently exercisable options to purchase 3,808 shares.

40.	Includes currently exercisable options to purchase 1,267 shares held in the name of Michael Tompkins Includes 64 shares held in the name of Michael Tompkins.

41.	Mark A. Braman was a former Executive Vice President of Martek.

42.	Michael A. Klacik was a Director of Business Development of Martek

43.	Alexander, Benjamin, Lauren, Mathew and Nicole are the children of Mark A. Braman, former executive Vice President of Martek. David Braman is the brother of Mark Braman.

Investing in our common stock involves a high degree of risk. See “Risk Factors” on page 4 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is August 22, 2002